Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

Banc of America Securities LLC

One Bryant Park

New York, New York 10036

Attention: High Grade Debt Capital Markets Transaction Management/Legal

Telephone: 646-855-0742

Facsimile: 212-264-2522

J.P. Morgan Securities Ltd.

125 London Wall, London EC2Y 5AJ

Facsimile: +44 207 325 8270

Attention: Head of Debt Syndicate and Head of EMEA Debt Capital Markets Group, Legal

Nomura Securities International, Inc.

2 World Financial Center, Building B

New York, New York 10281

Attention: Head of Debt Capital Markets

Telephone: 212-667-9327

Facsimile: 646-587-9327